                                                Filed pursuant to Rule 424(b)(3)
                                     Registration Nos. 333-72948 and 33-72948-01



Prospectus Supplement No. 4 dated May 16, 2002
to Prospectus dated February 13, 2002



                                 $1,800,000,000

                             [NORTEL NETWORKS LOGO]

                           NORTEL NETWORKS CORPORATION

                     4.25% CONVERTIBLE SENIOR NOTES DUE 2008

                     fully and unconditionally guaranteed by


                             NORTEL NETWORKS LIMITED

                                       AND

                           NORTEL NETWORKS CORPORATION
                           COMMON SHARES ISSUABLE UPON
                             CONVERSION OF THE NOTES


                                  -------------


         This prospectus supplement relates to the accompanying prospectus dated February 13, 2002 relating to the offer and sale from time to time of up to $1,800,000,000 principal amount of 4.25% Convertible Senior Notes Due 2008 of Nortel Networks Corporation (and related guarantee of Nortel Networks Limited) and the common shares of Nortel Networks Corporation issuable upon conversion of the notes. The "Selling Securityholders" section of the accompanying prospectus is hereby supplemented to include the information provided below in the table appearing in the "Selling Securityholders" section of this prospectus supplement with respect to entities not previously listed in the accompanying prospectus, or any other amendments or supplements thereto and, as indicated, to supercede the information previously included in the table appearing in the "Selling Securityholders" section of the accompanying prospectus, or any other amendments or supplements thereto.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the accompanying prospectus dated February 13, 2002 and all other amendments or supplements thereto. The terms of the notes are set forth in the accompanying prospectus dated February 13, 2002.

         Selling securityholders listed in the "Selling Securityholders" section of this prospectus supplement and any other amendments or supplements thereto may offer and sell the notes and the common shares issuable upon conversion of the notes pursuant to this prospectus supplement, the accompanying prospectus, and any other amendments or supplements thereto. Our registration of the notes (and the related guarantee) and the common shares issuable upon conversion of the notes does not necessarily mean that the selling securityholders will sell all or any of the notes or the common shares.

                             SELLING SECURITYHOLDERS

         The information provided in the table below with respect to each selling securityholder has been obtained from such selling securityholder, except the information contained under the column heading "Number of Common Shares That May Be Sold", which was calculated assuming conversion of the full amount of the notes held by the securityholder at the initial rate of 100 common shares per each $1,000 principal amount of notes.

         Credit Suisse First Boston Corporation, Goldman Sachs & Co. and J.P. Morgan Securities Inc. have, along with certain of their affiliates, performed in the last three years and may in the future perform financial advisory and investment banking services for us, Nortel Networks Limited and our affiliates. In addition, Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Corporation, is the syndication agent and a lender under certain of our credit facilities, J.P. Morgan Bank Canada and J.P. Morgan Chase Bank, each affiliates of J.P. Morgan Securities Inc., are administrative agents and lenders under certain of our credit facilities, and Citibank N.A. and Citibank Canada, each an affiliate of Salomon Smith Barney Inc., are documentation agents and lenders under certain of our credit facilities. Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is the trustee under the indenture that governs these notes. Deutsche Bank AG, an affiliate of Deutsche Bank Securities Inc. and UBS AG, Stamford Branch, an affiliate of UBS AG, London Branch, are lenders under certain of our credit facilities. To our knowledge, none of the other selling securityholders listed below has, or within the past three years has had, any position, office or other material relationship with us or Nortel Networks Limited.

         Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes or the common shares beneficially owned by them that have been registered by us, the selling securityholders will not own any notes or common shares, other than the common shares appearing under the column entitled "Number of Common Shares Owned Before Offering". We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes or common shares. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes or the common shares issuable upon conversion of the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided the information set forth below:

                                                 Principal                                              Number of
                                                 Amount of         Principal          Number of          Common
                                                Notes Owned        Amount of           Common          Shares That
                                                  Before           Notes That        Shares Owned        May Be
                 Name                            Offering         May Be Sold      Before Offering        Sold
                 ----                          -------------     --------------    ---------------     ------------
Alta Partners Holdings LDC(3) ........          $26,620,000       $26,620,000               --          2,662,000

American Samoan Government ...........          $    35,000       $    35,000               --              3,500

BP Amoco PLC Master Trust ............          $ 2,321,000       $ 2,321,000               --            232,100

Credit Suisse First Boston
      Corporation (1) (3) ............          $96,981,000       $96,981,000               --          9,698,100

CRT Capital Group LLC(1) .............          $ 1,500,000       $ 1,500,000               --            150,000

Deephaven Domestic Convertible
      Trading Ltd.(2) (3) ............          $44,647,000       $44,647,000               --          4,464,700

Deutsche Bank Securities Inc.(1)(3) ..          $43,695,000       $43,695,000               --          4,369,500

Gaia Offshore Master Fund Ltd.(3) ....          $ 1,350,000       $ 1,350,000               --            135,000

                                                 Principal                                              Number of
                                                 Amount of         Principal          Number of          Common
                                                Notes Owned        Amount of           Common          Shares That
                                                  Before           Notes That        Shares Owned        May Be
                 Name                            Offering         May Be Sold      Before Offering        Sold
                 ----                          -------------     --------------    ---------------     ------------
General Motors Employees Global Group
      Pension Trust...................          $ 5,213,000       $ 5,213,000          3,886,000          521,300

Goldman, Sachs & Co.(1)(3) ...........          $ 4,940,000       $ 4,940,000                 --          494,000

HBK Master Fund L.P.(3) ..............          $18,000,000       $18,000,000                 --        1,800,000

Hotel Union & Hotel Industry of
      Hawaii Pension Plan ............          $   379,000       $   379,000                 --           37,900

J.P. Morgan Securities Inc.(1)(3) ....          $ 1,480,000       $ 1,480,000          2,056,104          148,000

James Campbell Corporation ...........          $   394,000       $   394,000                 --           39,400

Jefferies & Company Inc.(1) ..........          $     8,000       $     8,000                 --              800

KBC Financial Products (Cayman
     Islands)(1)(3) ..................          $49,000,000       $49,000,000                 --        4,900,000

KBC Financial Products
     USA Inc.(1)(3) ..................          $ 3,250,000       $ 3,250,000                 --          325,000

Kredietbank Luxembourg-Lemanik Sicav,
     Convertible Bond ................          $    50,000       $    50,000                 --            5,000

Lehman Brothers Special Finance(1) ...          $ 1,110,000       $ 1,110,000                 --          111,000

Lyxor Master Fund c/o Promethean
     Investment Group LLC(3) .........          $   150,000       $   150,000                 --           15,000

Man Convertible Bond Master Fund, Ltd.          $ 1,769,000       $ 1,769,000                 --          176,900

Marathon Special Opportunity Master
     Fund, Ltd. ......................          $10,000,000       $10,000,000                 --        1,000,000

Morgan Stanley & Co.(1)(3) ...........          $ 1,000,000       $ 1,000,000            100,000

Robertson Stephens(1)(3) .............          $ 5,000,000       $ 5,000,000                 --          500,000

Sage Capital .........................          $ 4,550,000       $ 4,550,000                 --          455,000

Salomon Smith Barney Inc.(1)(3) ......          $ 8,025,000       $ 8,025,000                 --          802,500

                                                 Principal                                              Number of
                                                 Amount of         Principal          Number of          Common
                                                Notes Owned        Amount of           Common          Shares That
                                                  Before           Notes That        Shares Owned        May Be
                 Name                            Offering         May Be Sold      Before Offering        Sold
                 ----                          -------------     --------------    ---------------     ------------
St. Thomas Trading, Ltd. .............          $ 2,902,000       $ 2,902,000                --           290,200

TCW Group, Inc. ......................          $27,880,000       $27,880,000                --         2,788,000

Teachers Insurance and Annuity
     Association .....................          $ 8,000,000       $ 8,000,000                --           800,000

TQA Master Fund, Ltd. ................          $ 5,500,000       $ 5,500,000                --           550,000

TQA Master Plus Fund, Ltd. ...........          $ 2,900,000       $ 2,900,000                --           290,000

UBS AG London F/B/O PB(1) ............          $ 9,500,000       $ 9,500,000                --           950,000

Value Line Convertible Fund Inc. .....          $   500,000       $   500,000                --            50,000

Viacom Inc. Pension Plan Master Trust           $    38,000       $    38,000                --             3,800

Wilmington Trust Company-Forrestal
     Funding Master Trust(3) .........          $40,000,000       $40,000,000                --         4,000,000

-------------------

         (1) These selling securityholders have identified themselves as registered broker-dealers and, accordingly, underwriters. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.

         (2) These selling securityholders have identified themselves as affiliates of registered broker-dealers. Please see the "Plan of Distribution" section of the accompanying prospectus for required disclosure regarding these selling securityholders.

         (3) The information relating to this selling securityholder supercedes the information which was previously included in the accompanying prospectus or any other amendments or supplements thereto.

         We refer you to the "Selling Securityholders" section of the accompanying prospectus for additional information.

         We have been advised by each of the following selling securityholders that such selling securityholder no longer holds any of the notes or common shares issuable upon conversion of the notes and that the information which was previously included in the accompanying prospectus or any of the amendments or supplements thereto under the caption "Selling Securityholders" is no longer relevant.

         AIM Balanced Fund                         ICI Canada, Inc. Pension Trust Fund

         AIM Global Infrastructure Fund            Innovest Finanzdienstleistungs AG

         AIM Global Utilities Fund                 Jackson County Employees' Retirement System

         AIM High Yield II Fund                                    J.W. McConnell Family  Foundation

         AIM Skandia Balanced                                      Kettering Medical Center Funded Depreciation Account

         AIM V.I. Balanced Fund                                    Knoxville Utilities Board Retirement System

         AIM V.I. Global Utilities Fund                            Louisiana Workers' Compensation Corporation

         Allstate Insurance Company                                Lumberman's Mutual Casualty

         Allstate Life Insurance Company                           Macomb County Employees' Retirement System

         Allete, Inc.                                              Microsoft Corporation

         American Fidelity Assurance Company                       Microsoft Corporation International

         American Companies/Michigan
           Mutual Insurance Company                                Motion Pictures Industry

         Amerisure Companies/Michigan Mutual                       Motion Pictures Industry Health Plan -
         Insurance Company                                           Active Member Fund

         Arkansas Teachers Retirement System                       Motion Pictures Industry Health Plan - Retiree Member Fund

         Aventis Pension Master Trust                              Nicholas Applegate Convertible Fund

         Bancroft Convertible Fund, Inc.                           Nicholas Applegate Investment Grade Convertible

         Bankers Trust Company Trustee for
           DaimlerChrysler Corp Emp#1
           Pension Plan dtd 4/1/89                                 NORCAL Mutual Insurance Company

         Baptist Health of South Florida                           Oakwood Healthcare, Inc

         BNP Parisbas Equity Strategies SNC                        OCM Convertible Trust

         Boilermaker-Blacksmith Pension Trust                      OCM International Convertible Trust

         CALAMOS(R) Convertible Fund -
           CALAMOS(R) Investment Trust                             Partner Reinsurance Company Ltd.

         CALAMOS(R) Convertible Portfolio -
           CALAMOS(R) Advisors Trust                               Partner Reinsurance Company Ltd.-International

         CALAMOS(R) Convertible Technology Fund -
           CALAMOS(R) Investment Trust                             Physicians Life

         CALAMOS(R) Global Convertible Fund -
           CALAMOS(R) Investment Trust                             Physicians' Reciprocal Insurers Account # 7


                                                                   Port Authority of Allegheny County Retirement and
                                                                     Disability Allowance Plan for the Employees
         CALAMOS(R) Market Neutral Fund -                            Represented by Local 85 of the Amalgamated
           CALAMOS(R) Investment Trust                               Transit Union

         CapitalCare, Inc. (CareFirst BlueChoice, Inc.)            Prisma Foundation

         CareFirst of Maryland, Inc.                               Qwest Occupational Health Trust

         Chrysler Corporation Master Retirement Trust              SAM Investments LDC

         City of Albany Pension Plan                               San Diego City Retirement

         City of Knoxville Pension System                          San Diego County Convertible

         Clarica Life Insurance Co.-U.S.                           Screen Actors Guild Pension Convertible

         Consulting Group Capital Markets Funds                    Southdown Pension Plan

         CooperNeff Convertible Strategies Fund, LP                Southern Farm Bureau Life Insurance Company
                                                                     c/o CALAMOS(R) Asset Management, Inc.

         CSFB Convertible and Quantitative
           Strategies Ltd.                                         SPT

         Defined Benefit Plan of Zeneca AG
           Product Holdings, Inc.                                  State Employees' Retirement Fund of the State of Delaware

         Defined Benefit Plans of ICI American                     State Employees' Retirement Fund
         Holdings, Inc.                                              of the State of Delaware-International

         Delta Airlines Master Trust c/o
           CALAMOS(R) Investments                                  State of Connecticut Combined Investment Funds

         Delta Air Lines Master Trust - International              State of Florida, Office of the Treasurer

         Delta Air Lines Master Trust
           (c/o Oaktree Capital Management, LLC)                   State Street Bank Custodian for GE Pension Trust

         Delta Pilots D & S Trust
           (c/o Oaktree Capital Management, LLC)                   The Dow Chemical Company Employees' Retirement Plan

         Delta Pilots Disability and Survivorship Trust
         c/o CALAMOS(R) Investment                                 The Fondren Foundation

         Dorinco Reinsurance Company                               Tribeca Investments LLC

         Drury University                                          Union Carbide Retirement Account

         Ellsworth Convertible Growth and                          United Food and Commercial Workers
           Income Fund, Inc.                                         Local 1262 and Employers Pension Fund

         Engineers Joint Pension Fund                              Vanguard Convertible Securities Fund, Inc.

         Fidelity Devonshire Trust: Fidelity                       Variable Insurance Products Fund: Equity-Income
           Equity-Income Fund                                        Portfolio

         Fidelity Financial Trust: Fidelity
           Convertible Securities Fund                             Vopak USA Inc., Retirement Plan
                                                                     (f.k.a. Van Waters & Rogers, Inc. Retirement Plan)

         Fidelity Puritan Trust: Fidelity Puritan Fund             Wake Forest University

         Fidelity Securities Fund: Fidelity
           Growth & Income Portfolio                               Writers Guild Industry Health Fund

         Franklin and Marshall College                             Wyoming State Treasurer

         FreeState Health Plan, Inc.                               Zeneca Holdings Pension Trust

         Group Hospitalization and Medical Services, Inc.

         H.K. Porter Company, Inc.

         HFR Master Fund, LTD.



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